Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Occidental Petroleum Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.20 par value per share	Rule 457(a)	8,000,000	$36.81	$294,480,000	$153.10 per $1,000,000	$45,084.89
Total Offering Amounts					$294,480,000		$45,084.89
Total Fee Offsets							—
Net Fee Due							$45,084.89

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the Registrant’s Common Stock registered hereby pursuant to the Occidental Petroleum Corporation Savings Plan, as amended from time to time, is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or any other similar transaction.

(2)
Computed solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on $36.81, which was the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on April 11, 2025.